UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2011

Morgans Hotel Group Co.
 (Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 23, 2011, Royalton LLC, a subsidiary of Morgans Hotel Group Co. (the “Company”), completed the sale of the Royalton hotel for $88.2 million to Royalton 44 Hotel, L.L.C., an affiliate of FelCor Lodging Trust, Incorporated, and Morgans Holdings LLC, a subsidiary of the Company, completed the sale of the Morgans hotel for $51.8 million to Madison 237 Hotel, L.L.C., also an affiliate of FelCor Lodging Trust, Incorporated. The parties have agreed that the Company will continue to operate the hotels under a 15-year management agreement with one 10-year extension option.

The Company received net proceeds of approximately $93 million after applying a portion of the proceeds from the sales to retire all amounts outstanding under its revolving credit facility. The hotels, along with the Delano hotel, were collateral for its revolving credit facility, which terminated upon the sale of the properties securing the facility. Following termination of the facility, the Delano hotel is now unencumbered.

Copies of the purchase and sale agreements will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011. The above description is a summary of the agreements and is qualified in its entirety by the complete text of the agreements.

In connection with the disposition, the Company is hereby filing, as Exhibit 99.1 hereto, unaudited pro forma consolidated financial statements of the Company as of and for the quarter ended March 31, 2011 as if the disposition had occurred as of the assumed dates set forth in the unaudited pro forma consolidated financial statements. Exhibit 99.1 is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

Pro forma financial information pursuant to Article 11 of Regulation S-X is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

(d)   Exhibits.

Exhibit Number	Description

99.1	Unaudited Pro Forma Consolidated Financial Statements of Morgans Hotel Group Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: May 25, 2011	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Unaudited Pro Forma Consolidated Financial Statements of Morgans Hotel Group Co.